Classic & Sports Car Sales, Service & RestorationLotus Motorcars of Long Island

December 04, 2018

RSE Collection LLC

850 New Burton Rd, Suite 201

Dover, Delaware 19904

Tel: 917-213-5672

Email: jake@rallyrd.com

Re: 1965 Ford Mustang 2+2 Fastback, Serial #5F09C396962, Odometer: 13,435 Dear Jake,

Congratulations on your purchase, I wish you much happiness.

As per our conversation, I have e-mailed the following.

•Bill of Sale**Hard Copy Attached for Printed Receipt

•Wiring Instructions

I will need the following.

•Deposit in the amount of $20,000.00 ASAP

•Deposit in the amount of $20,000.00 due by 1/3/19

•Balance in the amount of $35,000.00 due by 3/4/19

•Please sign and return the Bill of Sale by e-mail to laura@autosportdesigns.com or by fax to (631) 425-6185.

I have copied my assistant Laura Interrant on this e-mail, please give her a call with any further questions or please e-mail me directly.

Best Regards,

Tom Papadopoulos

E-mail: racer355@aol.com

203 West Hills Road, Huntington Station, New York, 11746

TEL: (631) 425-1555, FAX: (631) 425-6185

www.autosportdesigns.com

Classic & Sports Car Sales, Service& RestorationLotus otorcars of Long Island

Bill of Sale:

Date	December 4, 2018
Manufacturer	Ford
Model	Mustang 2+2 Fastback
Year	1965
Color	Dynasty Green
Interior	Black
Transmission	Automatic
Serial #	5F09C396962
Odometer	13,435

Buyer:

Buyer	RSE Collection LLC
Buyer Address	850 New Burton Rd, Suite 201 Dover, Delaware 19904
Telephone	917-213-5672
Email	jake@rallyrd.com

Price	$75,000.00
(+) Sales Tax (Out of State)	$0.00
(=) Balance Due	$75,000.00

/s/ Tom Papadopoulos	/s/ Jake Auerbach
Tom Papadopoulos Autosport Designs, Inc. Lotus Motorcars of Long Island 203 West Hills Road Huntington Station, NY 11746	RSE Collection LLC 850 New Burton Rd, Suite 201 Dover, Delaware 19904

WIRE TRANSFERS:

Bank of America Wire Transfer/ABA #: 0260 0959 3 Account: Autosport Sales Corp.

Account #: 2029 62 8526 SWIFT code – BOFAUS3N

203 West Hills Road, Huntington Station, New York, 11746

TEL: (631) 425-1555, FAX: (631) 425-6185